Exhibit 4.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated effective this 1st day of January, 2010.

BETWEEN:

Pacific Therapeutics Ltd., a company incorporated pursuant to the laws of the Province of British Columbia and having a business office at Suite 1023 – 409 Granville Street, Vancouver, B.C., V6C 1T2

(the "Company")
AND:

Douglas Harry Unwin, a businessman residing at [Address]

(the "Employee”)

WHEREAS:
A.                      The  Company  is  engaged  in  the  business  of  the  development  of biotechnology products; and

B.                      The Employee is presently employed, or is about to be employed, by the Company on the terms and conditions which are now set forth in this Agreement.

NOW  THEREFORE  THIS  AGREEMENT  WITNESSES  that  for  and  in consideration of the Employee's continued employment, the premises and mutual covenants and agreements hereinafter contained, the sum of $1.00 of lawful money of Canada now paid by the Company to the Employee and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto covenant and agree as follows:

1.0                   Employment

1.1                   The Company hereby employs the Employee in the positions of President and Chief Executive Officer.

1.2                   The Employee shall report to the Board of Directors of The Company, and shall perform, observe and conform to such duties and instructions as from time to time are reasonably and lawfully assigned or communicated to the Employee and are consistent with the position.

1.3                   Where the Employee is a new employee, the first three months of the Employee's employment with the Company shall constitute a probationary period so that the Company shall have an opportunity to determine the Employee's ability to perform the duties of and the suitability for that position.   The Company may terminate the Employee's employment during the Probationary Period as provided for in section 6 herein.

1.4                   Throughout the term of this Agreement the Employee shall:

(a)	diligently, honestly and faithfully serve the Company and shall use all reasonable efforts to promote and advance the interests and goodwill of the Company;

(b)	conduct himself at all times in a manner which is not materially prejudicial to the Company's interests; and

(c)	devote substantially all of his business time to the business and affairs of the Company.

1.5                  The Employee shall disclose all potential conflicts of interest and activities which could reasonably be seen to compete, indirectly or directly, with the trade or business of the Company, to the Board of Directors of the Company, as from time to time constituted (the "Board").  The Board shall determine, in its sole discretion, whether the activity in question constitutes a conflict of interest or competition with the Company. To the extent that the Board, acting reasonably, determines a conflict or competition exists, the Employee shall discontinue such activity forthwith or within such longer period as the Board agrees.

1.6                   For the purposes of sections 1.4 and 1.5 hereof, the Employee includes any firm or company owned or controlled by the Employee.

1.7                   It is understood and agreed that as the Company grows, the Employee's responsibilities may be changed to meet the needs of the Company, however, such responsibilities shall be those that are reasonably assigned to the Employee by the Board and are consistent with the Employee's position.

2.0                   Compensation

2.1                   In  consideration  of  the  services  rendered  by  the  Employee  under  this Agreement, the Company shall pay to the Employee the gross sum of $160,000.00 per annum in equal semi-monthly installments ("Base Salary").  Where the Employee is a new employee, on successful completion of the probationary period, the Employee's salary may be increased in the absolute discretion of the Company.  Thereafter, increases to the Employee's Salary shall be in the absolute discretion of the Company.

2.2                   The  Employee  shall  be  eligible  to  participate  in  any  pension  plan established by the Company for its executives or senior employees.

2.3                   The  Company  shall  have  the  right  to  deduct  and  withhold  from  the Employee's compensation any amounts required to be deducted and withheld under the applicable provincial or federal laws of Canada.

2.4                   The Employee shall be eligible for an annual bonus as determined by the Company’s Board of Directors or compensation committee, (as applicable).

3.0                   Benefits

3.1                   Subject to the successful completion of the three (3) month Probationary Period and, subject to any eligibility requirements, the Employee shall be entitled to such benefits which the Company offers from time to time to similar employees (the “Benefits”).

3.2                   The  introduction  and  administration  of  the  Benefits  is  within  the Company's sole discretion, and the introduction, deletion or amendment of the Benefits shall not constitute a breach of this Agreement.

3.3                   The Company will carry a $900,000.00 insurance policy on the life of the Employee payable to the Company as beneficiary. In the event of the Employees death and payment of the insurance monies to the Company, the Company will:

(a) If the Company is privately held purchase from the Employee’s estate and Mrs. Donna Armstrong, the Employee’s spouse, as many shares of the Company as can be purchased for $900,000.00 at a price per share equal to the last common share issue price in an arm’s length transaction.  If the product of the number of shares owned by the Employee’s estate and Mr. Donna Armstrong multiplied by the last common share issue price is less than $900,000.00, then the price per share paid by the Company will be increased so that the total purchase price is $900,000.00;

(b) If the Company’s shares are publicly traded, purchase from the Employee’s estate and Mrs. Donna Armstrong, the Employee’s spouse, as many Common shares of the Company as can be purchased for $900,000.00 at a price per share equal to the weighted average of the Company’s common share’s trading price for the last five (5) days prior to the date of the Employee’s death.  If the product of the number of shares owned by the estate and Donna Armstrong multiplied by the five day weighted average of the Company’s common share’s trading price for the last five (5) days prior to the date of the Employee’s death is less than $900,000.00, then the price per share paid by the Company will be increased so that the total purchase price is $900,000.00.

These shares purchased by the Company shall then be made available to the board of directors to use as an incentive to attract a new Chief Executive Officer and President.

4.0                   Vacation

4.1                   The Employee shall be entitled to an annual vacation of six (6) weeks per calendar year.  The Employee shall not be permitted to accrue any unused vacation entitlements for use in a future calendar year. The timing of vacations shall be in accordance with the Company's policies and practices and with the Company's needs.

4.2                   At the time of termination of this Agreement any accrued, but unused, vacation time for the then-current calendar year shall be paid out on a pro-rated basis or taken as time off, at the election of the Employee.

5.0                  Term of Employment

5.1                   Unless otherwise agreed between the parties, the term of employment of the Employee by the Company pursuant to the terms of this Agreement shall commence as of the date of this Agreement and shall continue until such time as this Agreement is terminated pursuant to section 6 herein.

6.0                   Termination

6.1                   The Company may terminate the Employee's employment at any time, with no notice, for cause.

6.2                   If  this  Agreement  and  the  Employee's  employment  are  terminated  for cause, no notice, salary, benefits or allowances shall be paid or payable to the Employee after or as a result of such termination except in respect of those amounts which were payable in respect of the period ending immediately prior to such termination.

6.3                   The Company may terminate the Employee's employment, without cause or following a material adverse change without the Employee’s prior written consent, in his title, status, position, job function, compensation or reporting responsibilities (referred to as a constructive dismissal) by paying the following amounts:

(a)  at any time after the 12th month and before the 24 month of employment, without cause, or by constructive dismissal by providing the Employee with a lump sum or continuance of salary of 9 months of his base salary and any accrued bonus payable at the time of his dismissal and a continuance of the Employee’s benefits for 1 year or until he becomes employed whichever is first;

(b)   at any time after the 24th month of employment, without cause, or by constructive  dismissal  by  providing  the  Employee  with  a  lump   sum  or continuance of salary of 12 months of his base salary and any accrued bonus payable at the time of his dismissal, and a continuance of the Employee’s benefits for 1 year or until he becomes employed whichever is first.

6.4                   The  Employee  may  terminate  this  employment  Agreement  with  the Company during the Probationary Period without notice. Thereafter the Employee may terminate this employment Agreement with the Company upon giving the Company three (3) months’ notice of resignation. Not Withstanding section 6.3, upon giving such notice by the Employee, or at any time thereafter, the Company shall have the right to elect to immediately terminate the Employee's employment, and upon such election, shall provide to the Employee a lump sum equal to the Base Salary only for three (3) months, or to such proportion of the time that remains outstanding at the time of the election.

6.5                   In the event a change of control of the Company occurs that involves 50% or more of the Company’s voting shares, and within 12 months of any such change of control, the Employee may elect to be terminated by the Company in accordance with the provisions of clause 6.3 hereof.  All non-vested stock options granted to the Employee by the Company shall automatically vest in the event of a change of control (as described herein).

7.0                   Confidentiality and Company Property

7.1                   The  Employee  understands  and  acknowledges  that  the  Company  is engaged in a continuous program of research, development and production relating to pulmonary Research and related products ("Business").  Because of the nature of the Business, the Employee's employment creates a relationship of confidence between the Employee and the Company with respect to certain information that gives the Company an advantage in its business and marketplace.   In the course of carrying out and performing the Employee's duties and responsibilities to the Company, the Employee will obtain access to and be entrusted with Confidential and Proprietary Information (as hereinafter defined) relating to the Business and other affairs of the Company.

7.2                   The term "Confidential and Proprietary  Information" as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company (including the Employee) or received by the Company from an outside source which is maintained in confidence by the Company or any of its customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information.   Without limiting the generality of the foregoing, Confidential and Proprietary Information includes:

(a)
any  information,  ideas,  improvements,  know-how,  concepts,  research, inventions, innovations, products, services, sales, scientific or other formulas, systems, strategies, formulae, algorithms, patterns, processes, methods, machines, manufactures, compositions, processes, procedures, tests, treatments, developments, data, experimental software, libraries and routines, audio-visual displays technical specifications, technical data, designs,  devices,  patterns,  concepts,  computer  programs,  training  or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any Invention (as defined in Section 8 below), or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the Business or affairs of the Company or its subsidiary or affiliated companies, or that result from its marketing, research and/or development activities;

(b)
any information relating to the relationship of the Company with any consultants, collaborators, associates, clients, customers, suppliers, principals, contacts or prospects of the Company and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such consultants, collaborators, associates, clients, customers, suppliers, principals, contacts or prospects of the Company. Including but not limited to client lists;

(c)
any sales plan, price schedule, product literature, user documentation, technical documentation, marketing material, plan or survey, business plan or opportunity, product or service development plan or specification, business proposal; and

(d)	any information relating to the present Business or proposed business of the Company.

7.3                   The  Employee  acknowledges  and  agrees  that  the  Confidential  and Proprietary Information is and will remain the exclusive property of the Company.  The Employee also agrees that the Confidential and Proprietary Information:

(a)	constitutes a proprietary right which the Company is entitled to protect;and

(b)	constitutes information and knowledge not generally known to the trade.

7.4                   The Employee understands that the Company has from time to time in its possession information belonging to others or which is claimed by others to be confidential or proprietary and which the Company has agreed to keep confidential. The Employee agrees that all such information shall be Confidential and Proprietary Information for the purposes of this Agreement.

7.5                   For purposes of the copyright laws of Canada, to the extent, if any, that such laws are applicable to any Confidential and Proprietary Information, it shall be considered a work made for hire and the Company shall be considered the author thereof.

7.6                   The Employee agrees to maintain securely and hold in strict confidence all Confidential and Proprietary Information received, acquired or developed by the Employee or disclosed to the Employee as a result of or in connection  with  the Employee's employment with the Company. The Employee agrees to continue to hold the Confidential and Proprietary Information in strict confidence at all times after the termination of the Employee's employment for whatever reason.  The Employee will not disclose any of the Confidential and Proprietary Information to any person, firm or corporation, nor will the Employee use any of the Confidential and Proprietary Information for any purpose other than in the normal and proper course of the Employee's duties either during the term of the Employee's employment with the Company or at any time afterwards without the express written consent of the Company.  The Employee will use the Employee's best efforts to protect and safeguard Confidential and Proprietary Information from, without limitation, loss, theft, destruction or seizure.

7.7                   The Employee agrees that documents, copies, records and other materials made  or  received  by  the  Employee  that  pertain  to  the  Business  and  affairs  of  the Company or its subsidiary or affiliated companies, including all Confidential and Proprietary Information and which are in the Employee's possession or under the Employee's control are the property of the Company and that the Employee will return same and any copies of them to the Company forthwith upon the termination of the Employee's employment or at any time immediately upon the request of the Company.

7.8                   The restrictive obligations set forth above shall not apply to the disclosure or use of any information which:

(a)	is or later becomes publicly known under circumstances involving no breach of this Agreement by the Employee;
(b)	is already known to the Employee outside his work for the Company at the time of receipt of the Confidential Information;
(c)	is disclosed to a third party under an appropriate confidentiality agreement;
(d)	is lawfully made available to the Employee by a third party;
(e)	is independently developed by the Employee who has not been privy to the Confidential Information provided by the Company, or
(f)

is  required  by  law  to  be  disclosed  but  only  to  the  extent  of  such requirement and the Employee shall immediately notify in writing the Chief Executive Officer of the Company upon receipt of any request for such disclosure.

7.9                   The Employee represents and warrants that he has not brought and will not bring with him to the Company any materials or use, while performing his duties for the Company, any materials or documents of a former employer which are not generally available to the public. The Employee understands that, while employed by the Company,  the Employee shall not breach any obligation or confidence or duty the Employee may have to a former employer and the Employee agrees that the Employee will fulfill all such obligations during the Employee's employment with the Company.

7.10                 The Employee represents and warrants that the Employee will not use or cause to be incorporated in any of the Employee's work product any data software, information, designs, techniques or know-how which the Employee or the Company does not have the right to use.

7.11                 The provisions of this section 7 shall survive the termination of this Agreement.

8.0                   Inventions

8.1                   The Employee agrees that all Confidential and Proprietary Information and all other discoveries, inventions, ideas, concepts, processes, products, protocols, treatments, methods, tests and improvements, algorithms, computer programs, or parts thereof, conceived, developed, reduced to practice or otherwise made by the Employee either alone or with others, and in any way relates to the present or proposed programs, services, products or Business of the Company, or to task assigned to the Employee during the period of the Employee's employment by the Company, whether or not conceived, developed, reduced to practice or made during the Employee's employment (collectively "Inventions"), and any and all services and products which embody, emulate or employ any such Invention shall be the sole property of the Company and all copyrights, patents, patent rights, trademarks, service marks and reproduction rights to, and other proprietary rights in, each such Invention, whether or not patentable or copyrightable, shall belong exclusively to the Company.  For purposes of the copyright laws of Canada, to the extent, if any, that such laws are applicable to such Invention or any such service or product, it shall be considered a work made for hire and the Company shall be considered the author thereof.

8.2                   The Employee will promptly disclose to the Company, or any persons designated by it, all Inventions.

8.3                   The  Employee  hereby  assigns  to  the  Company  or  its  nominee,  their successors or assigns, all the Employee's rights, title and interest in and to the Inventions.

8.4                   The Employee hereby waives for the benefit of the Company and its successors and assigns all the Employee's moral rights in respect of the Inventions.

8.5                   The Employee further agrees to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time to enforce patents or copyrights in respect of the Inventions in any and all countries, and to that end the Employee will execute all documents for use in applying for, obtaining and enforcing patents and copyrights on such Inventions as the Company may desire, together with any assignments of such Inventions to the Company or persons designated by it.   The Employee's obligation to assist the Company in obtaining and enforcing patents and copyrights for the Inventions in any and all countries shall continue beyond the termination of the Agreement.

8.6                   In the event that the Company is unable for any reason whatsoever to secure the Employee's signature to any lawful and necessary document required to apply for or execute any patent, copyright, trademark or other applications with respect to any Invention (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), the Employee hereby irrevocably appoints the Company and its duly authorized officers and agents as the Employee's agents and attorneys-in-fact to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by the Employee.

8.7                   The  Employee  hereby  represents  and  warrants  that  the  Employee  is subject to no contractual or other restriction or obligation, which will in any way limit the Employee's activities on behalf of the Company.  The Employee hereby represents and warrants  to  the  Company  that  the  Employee  has  no  continuing  obligations  to  any previous employer (a) with respect to any previous invention, discovery or other item of intellectual property or (b) which require the Employee not to disclose any information or data to the Company.

8.8                   The provisions of this section 8 shall survive the termination of this Agreement.

9.0                   Remedies

9.1                   The Employee acknowledges and agrees that a breach by the Employee of any of the covenants contained in sections 7 and 8 of this Agreement herein shall result in damages to the Company and that the Company could not be adequately compensated for such damages by a monetary award.  Accordingly, in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, temporary or permanent injunction, to cure any such breach, or as may be appropriate, to ensure compliance with the provisions of this agreement.

10.0                 Property Rights of the Company

10.1                 Notwithstanding anything else in this Agreement, it is expressly acknowledged and understood by the Employee that all the work product of the Employee while engaged by the Company pursuant to the terms hereof shall vest in the Company absolutely and notwithstanding the generality of the foregoing, all software, product information, improvements, notes, documents, correspondence, produced by the Employee during the term of employment hereunder shall belong absolutely to the Company. The Employee further agrees to execute without further consideration any assignments, conveyances, other documents and assurances as may be necessary to effect the intent of this provision. Notwithstanding the generality of the foregoing, the Company acknowledges that intellectual property,  know-how and the  like  known  by  or  in possession of the Employee as of or prior to the Employee becoming an employee of the Company is hereby expressly excluded from the foregoing restrictions.

11.0                 Non-Competition

11.1                 The Employee agrees that following the termination of his employment with the Company for any reason, he shall not, within Canada, the United States of America and the countries comprising the European Economic Union, for a period of twelve (12) months from the date of such termination (without the prior written consent of the Company) either individually or in partnership, or in conjunction with any person or persons, firm, association, syndicate, company or corporation as principal, agent, director, officer, employee, consultant, investor or in any other manner whatsoever carry on or be engaged in or be concerned with or interested in, or advise, lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by any person or persons, firm, association, syndicate, company or corporation, engaged in or concerned with any business that is engaged in the field of Pulmonary Fibrosis therapy research and development.

11.2                 The Employee acknowledges that a breach by the Employee of any of the covenants contained in section 1.4 and section 11 herein shall result in damages to the Company and that the Company could not be adequately compensated for such damages by a monetary award.  Accordingly, in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a Court of competent jurisdiction for such relief by way of restraining order, temporary or permanent injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

11.3                 The  Employee  agrees  that  all  documents,  copies,  records  and  other materials made or received by the Employee and which are in his possession or under his control that pertain to the business and affairs of the Company are the property of the Company and shall be returned to the Company by the Employee forthwith upon the termination of this Agreement or at any time during the term hereof immediately upon the request of the Company.

11.4                The Employee hereby agrees that all restrictions in this Agreement are reasonable and valid and all defenses to the strict enforcement thereof by the Company are hereby waived by the Employee and that provisions of this section 11 shall survive the termination of this Agreement.

12.0                 Employment Standards

12.1                 In the event that the minimum standards in the Employment Standards Act, as it exists from time to time, are more favorable to the Employee in any respect, including but not limited to the provisions herein in respect of notice of termination, minimum wage or vacation entitlement than provided for herein, the provisions of the Employment Standards Act shall apply.

13.0                 General Provisions

13.1                  In this Agreement, unless context otherwise requires, words Importing the singular  include  the  plural  and  vice  versa,  and  words  importing  gender  include  all genders.

13.2                 The headings and the clauses of this Agreement have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Agreement or any of its provisions.

13.3                 This Agreement may not be assigned by either party.   This Agreement shall ensure to the benefit of the parties and shall be binding upon the successors of the Company.

13.4                 The  waiver  of  the  Company  of  a  breach  of  any  provision  of  this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

13.5                 This  Agreement  constitutes  the  entire  agreement  between  the  parties hereto relating to the employment of the Employee and supersedes any and all employment agreements or understandings, oral or written, between the Company and the Employee and any such prior agreements relating to the employment of the Employee by the Company are hereby terminated and cancelled.

13.6                 This Agreement shall not be amended except in writing signed by both parties.

13.7                  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall not be affected by such determination and shall remain in full force and effect to the fullest extent permitted by law.

13.8                 The Employee shall, upon the reasonable request of the Company, make, do, execute or cause to be made, done or executed, all such further and lawful acts, deeds, things, documents and assurances of whatsoever nature and kind for the better or more perfect or absolute performance of the terms, conditions and intent of this Agreement.

13.9                 Every notice, request, demand or direction (each for the purposes of this section, a "notice") to be given pursuant to this Agreement by any party to another shall be in writing and shall be delivered in person or sent by registered mail postage prepaid or by facsimile addressed as applicable as follows:

If to the Employee at:
[address]

If to the Company at:

409 Granville Street, Suite 1023
Vancouver, B.C. V6C 1T2
Attn: Chairman
Facsimile: (604) 738-1094

or at such other address as specified by the particular party by notice to the other.

13.10               Any notes delivered or sent in accordance with section 13.9 will be deemed to have been given and received:

(a)           if personally delivered, on the day of delivery,

(b)           if by registered mail, on the earlier of the day of receipt and the fifth (5th) business day after the day of mailing, or

(c)           if by facsimile, on the first business day following the day of transmittal.

If a notice is sent by registered mail and mail service is interrupted between the point of mailing and the destination by strike, slow down, force majeure or other cause within three (3) days before or after the time of mailing, the notice will not be deemed to be received until actually received, and the party sending the notice will use any other service which has not been so interrupted or will deliver the notice in order to ensure prompt receipt.

13.11               A reference to a statute includes all regulations made pursuant thereto, all amendments to the statute or regulations in force from time to time, and any statute or regulation which supplements or supersedes such statute or regulations.

13.12               All sums of money which are referred to in this Agreement are expressed in lawful money of Canada.

13.13               Time is of the essence of this Agreement.

13.14               This Agreement shall be governed and construed in accordance with the laws of the Province of British Columbia, excluding its choice of law rules.

14.0                 Independent Legal Advice

14.1                 The Employee acknowledges that this Agreement has been prepared by the Company's solicitors and acknowledges that the Employee has had sufficient time to review this Agreement thoroughly, that the Employee has read and understood the terms of this Agreement and that the Employee has been given the opportunity to obtain independent legal advice concerning the interpretation and effect of this Agreement prior to its execution.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

DOUGLAS H. UNWIN

    signed “Douglas Unwin”

PACIFIC THERAPEUTICS LTD.

    Signed “Greg Beniston”

Per: Authorized Signatory